EXHIBIT 99.2

                                                        FOR IMMEDIATE RELEASE
                                                     Contact:  David Mitchell
                                                                 Chairman/CEO
                                                               (212) 758-6622

                                                                  Craig Scott
                                               Director of Investor Relations
                                                               (800) 769-7205


        Bion Environmental Technologies, Inc. Announces Funding and Debt
                          Conversion Transactions

January 15, 2002,  New York, NY.  Bion Environmental Technologies, Inc. (OTC
BB: BION) announced it has completed a series of transactions which, in addition to providing equity funding for the Company, triggered the conversion of more than $14.2 million of its debt into equity. The capital was raised and debt converted at $.75 per share. As a result of these transactions, the Company is now debt-free (with the exception of trade payables), has in excess of $3.8 million in cash and a tangible net worth of approximately $4 million (subject to finalization of accounting treatment by Bion's auditors).

Bion issued 19,000,000 shares of its restricted common stock to Centerpoint Corporation (CPTX) which provided the financing. As a result of the transactions, in addition to receiving $4.8 million net cash, Bion owns 57.7% of the outstanding shares of CPTX. Bion intends to distribute the newly issued Bion shares to CPTX's shareholders during 2002, at which time approximately 11,000,000 shares will be distributed to Bion and cancelled, so that the financing results in a net increase of approximately 9 million shares (including 1million shares issued by Bion as partial consideration for Bion obtaining control of CPTX). Additionally, just over 19 million shares of Bion will be issued in the conversion of the more than $14.2 million convertible debt of Bion.

David Mitchell, Chairman and CEO of Bion, stated, "We are very pleased to have completed these transactions. With the conversion of substantially all of our debt and the strong cash position created by the financing transaction, Bion is now in a position to move forward. We intend to complete technology development for our next-generation systems and begin deploying them commercially this year. Additionally, we anticipate further development of distribution channels for our soil and fertilizer products. As part of our ongoing effort to maximize shareholder value, the Company anticipates raising substantial additional capital as we roll out our next-generation technology and establish a market for our stock on a more widely-recognized exchange."

Details of these transactions (including an updated capital structure of the Company) will be available in a Form 8-K which Bion anticipates filing within the next two weeks.

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Founded in 1989, Bion Environmental Technologies, Inc. has developed proprietary technology that is changing the way livestock waste management is addressed. Bion systems incorporate patented biological processes that safely convert animal waste into nutrient-rich soil and fertilizer products that are valued for their high level of organics, slow-release nutrients and odorless characteristics. Mass balance data from the Bion systems indicate a 98% reduction in greenhouse gas emissions and an 80% reduction in nutrients in the effluent stream. A tank-based system was recently developed, utilizing real-time monitoring and control systems to track the fate of all components of the waste stream. The ability to precisely measure the nature and disposition of nutrients, and air and water effluent quality, is critical in demonstrating the efficacy of the system. It also verifies the benefits of the system, forming a basis for potential trading of air and nutrient credits. This advancement in technology led to development of a highly-efficient "second generation" system that will be deployed in commercial applications this year. These systems will be remotely monitored, compatible with supplemental components such as methane digestion and water reuse and have a smaller "footprint" and greatly reduced processing time than prior systems.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words "will," "anticipates," "intend" and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes. The material should be read in conjunction with the Company's current annual and quarterly reports filed with the SEC, which contain discussions of currently known factors that could significantly impact the Company's future expectations.